Biodel Announces $18.5 Million Private Placement

DANBURY, Conn, June 22, 2012 — Biodel Inc. (NASDAQ: BIOD) today announced that it has entered into a definitive securities purchase agreement with a group of institutional investors, including both existing and new investors, for the private placement of approximately 7.9 million shares of its capital stock and warrants to purchase approximately 2.7 million shares of its common stock. A portion of the shares to be issued will be shares of Biodel’s common stock and a portion will be shares of its Series B Preferred Stock. For each share being purchased, investors will receive a warrant to purchase 0.35 of a share of common stock.

For each unit consisting of a share and warrant, the investors have agreed to pay a negotiated price of $2.355, resulting in gross proceeds to Biodel, before deducting placement agents’ fees and estimated offering expenses of approximately $18.5 million. The private placement is expected to close on or about June 27, 2012, subject to customary closing conditions.

The Series B Convertible Preferred Stock is non-voting. Each share of Series B Convertible Preferred Stock is convertible into one share of Biodel’s common stock, provided that conversion will be prohibited if, as a result, the holder and its affiliates would beneficially own more than 9.98% of the total number of Biodel shares of common stock outstanding following such conversion. The per share exercise price of the warrants is $2.66. The warrants will be exercisable beginning on the original date of issuance and will expire on the date that is five years after the original issue date.

William Blair & Company, L.L.C. acted as Sole Lead Placement Agent and JMP Securities LLC acted as Co-Agent for the private placement.

The securities offered and to be sold by Biodel in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements. Biodel has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, the shares of common stock issuable upon conversion of the Series B Preferred Stock, and the shares of common stock issuable upon exercise of the warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Biodel

Biodel Inc. is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes that may be safer, more effective and more convenient for patients. We develop our product candidates by applying our proprietary formulation technologies to existing drugs in order to improve their therapeutic profiles.

Safe-Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Biodel’s expectations related to the closing of the private placement. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, the success of our product candidates, particularly our proprietary formulations of injectable insulin that are designed to be absorbed more rapidly than the “rapid-acting” mealtime insulin analogs presently used to treat patients with Type 1 and Type 2 diabetes; our ability to advance a proprietary insulin formulation into a Phase 2 clinical trial in a timely manner; our ability to conduct pivotal clinical trials, other tests or analyses required by the U.S. Food and Drug Administration, or FDA, to secure approval to commercialize a proprietary formulation of injectable insulin; our ability to secure approval from the FDA for our product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; the progress, timing or success of our research, development and clinical programs, including any resulting data analyses; our ability to develop and commercialize a proprietary formulation of injectable insulin that may be associated with less injection site discomfort than Linjeta™ (formerly referred to as VIAject®), which is the subject of a complete response letter we received from the FDA; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of any such collaborations into which we enter, or our ability to commercialize our product candidates ourselves; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the degree of clinical utility of our product candidates; the ability of our major suppliers to produce our products in our final dosage form; our commercialization, marketing and manufacturing capabilities and strategies; our ability to accurately estimate anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent report on Form 10-Q for the quarter ended March 31, 2012. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.

BIOD-G

Contact: Seth D. Lewis, +1-646-378-2952

SOURCE Biodel Inc.

###